Exhibit 4.57

Letter of Amendment

From:	Citicorp International Limited as agent (the “Agent”)

To:	NetEase, Inc. as borrower (the “Borrower”)

Date: 21 September 2018

Dear Sirs,

NetEase Inc. - US$500,000,000 Syndicated Facility Agreement dated 9 August 2018 (the “Facility Agreement”) (as amended and/or supplemented from time to time)

1.                                          INTRODUCTION

(a)                           We refer to the Facility Agreement.

(b)                           Terms defined in the Facility Agreement have the same meaning when used in this letter unless expressly defined in this letter.

(c)                            The principles of construction set out in clause 1.2 (Construction) of the Facility Agreement shall apply to this letter mutatis mutandis as if set out herein in full.

2.                                          AMENDMENTS TO THE FACILITY AGREEMENT

(a)                           With effect from the Effective Date, the Facility Agreement shall be amended as set out in paragraphs (b) to (d) below.

(b)                           The definition of “Conflicted Lender” in Clause 1.1 (Definitions) of the Facility Agreement shall be deleted in its entirety and replaced as follows:

“Conflicted Lender means any Lender (which term, for the purposes of this definition shall include any Affiliate of that Lender) which is or is acting on behalf of (including in its capacity as the grantor of a sub-participation or sub-contract carrying economic, voting and/or information rights, or any other agreement pursuant to which such rights may pass) either:

(a)                                a competitor or supplier of the Group; or

(b)                                an investor or equity holder of more than five per cent. of the equity or total investment in a competitor or supplier of the Group,

in each case whether before or after such person becomes a Lender and including where a Lender notifies the Agent that it is such (in a Transfer Certificate or otherwise) and where it has been notified as such to the Agent by the Borrower or another member of the Group (acting reasonably and in good faith), provided that a Lender will not be deemed to be a Conflicted Lender solely by virtue of that Lender:

(i)                                    dealing in shares in or securities of a competitor, where the relevant teams and employees of that Lender engaged in such dealings operate on the public side of an information barrier;

(ii)                                 becoming an investor or equity holder in a competitor as a consequence of a debt-for-equity swap in, or enforcement of security over shares of, that competitor or supplier of the Group, provided that the relevant teams and employees of that Lender involved in such transactions are separated from any teams or employees of that Lender working in relation to the Group and the Finance Documents (and related transactions) by way of an information barrier; or

(iii)                              being an investor or equity holder in a competitor through a separately managed private equity investment fund or similar  entity owned or managed by that Lender, provided that the relevant teams and employees of that Lender involved in such private equity fund are separated from any teams or employees of that Lender working in relation to the Group and the Finance Documents (and related transactions) by way of an information barrier.”

(c)                            The definition of “LIBOR” in Clause 1.1 (Definitions) of the Facility Agreement shall be deleted in its entirety and replaced as follows:

“LIBOR means, in relation to any Loan:

(a)                                the applicable Screen Rate as of the Specified Time for the currency of that Loan and for a period equal in length to the Interest Period of that Loan; or

(b)                                as otherwise determined pursuant to Clause 10.1 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero.”

(d)                           Paragraph (b) of Clause 20.5 (Disposals) of the Facility Agreement shall be deleted in its entirety and replaced as follows:

“(b) Paragraph (a) above does not apply to any sale, lease, transfer or other disposal (other than shares in NetEase (Hangzhou) Network Co., Ltd, which shall not be disposed of in any circumstances except to the Borrower or a Material Subsidiary or to a member of the Group which is not itself a Material Subsidiary before such disposal and becomes a Material Subsidiary immediately after such disposal):

(i)                                              made in the ordinary course of trading of the disposing entity;

(ii)                                           of assets in exchange for other assets comparable or superior as to type, value and quality;

(iii)                                        of obsolete or redundant vehicles, plant and equipment for cash;

(iv)                                       made to another member of the Group;

(v)                                          of any asset which is a financial asset that has been classified in the latest audited consolidated financial statements of the Borrower as being available for sale;

(vi)                                       of any asset where:

(A)                              such asset is being disposed as part of the Group’s business strategy;

(B)                              such disposal is for good and valuable consideration; and

(C)                              no Default is continuing or would result from such disposal;

(vii)                                    with prior written consent of the Agent (acting on the instructions of the Majority Lenders); or

(viii)                                 of any asset in any financial year of the Borrower, where the higher of the market value or consideration receivable in respect of such asset (when aggregated with the higher (in each case) of the market value or consideration receivable in respect of each other asset of the subject of any other sale, lease, transfer or other disposal by any or all of the Borrower and the Material Subsidiaries during such financial year, other than any permitted under paragraphs (b)(i) to (b)(vii) above) does not exceed US$100,000,000 (or its equivalent in another currency or currencies).”

(e)                            The amendments referred to in paragraphs (b) to (d) above shall take effect on the date of this letter (the “Effective Date”).

3.                                          AGREEMENT

(a)                           The amendments contained in Clause 2 (Amendments to the Facility Agreement) are strictly without prejudice to the rights of the Finance Parties under the Finance Documents and at law and will not be (and will not be deemed to be) an amendment, of any other right, provision or condition of any Finance Document. The Facility Agreement and the other Finance Documents continue in full force and effect, except as expressly amended by this letter.

(b)                           The Agent confirms to the Borrower that it has obtained the written consent of the Majority Lenders to enter into this letter pursuant to Clause 31 (Amendments and Waivers) of the Facility Agreement on or before the date hereof.

4.                                          REPRESENTATIONS

The Borrower confirms to each Finance Party that on the date of this letter and on the Effective Date, by reference to the facts and circumstances then existing:

(a)                           the Repeating Representations are true, and would also be true, in all material respects, if references to the Facility Agreement were construed as references to the Facility Agreement as amended by this letter; and

(b)                           subject to the proposed amendments contained in Clause 3 (Amendments to the Facility Agreement) being consented to, no Default is continuing.

5.                                          EXPENSES

The Borrower will on demand pay to the Agent the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in connection with the negotiation, preparation, execution and completion of this letter and all documents, matters and things referred to in, or incidental to, this letter.

6.                                          DESIGNATION

This letter is a Finance Document.

7.                                          COUNTERPARTS

This letter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this letter.

8.                                          GOVERNING LAW

This letter is governed by Hong Kong law. Clause 39 (Enforcement) of the Facility Agreement shall be deemed to be incorporated in this letter as if set out in full, mutatis mutandis, save that references to “this agreement” shall be deemed to be references to this letter.

SIGNATURE PAGES

Agent

CITICORP INTERNATIONAL LIMITED

/s/ Edmond Pang

Name: Edmond Pang
Title: Assistant Vice President

Borrower

NETEASE, INC.

/s/ YANG Zhaoxuan

Name: YANG Zhaoxuan
Title: Authorised signatory